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EXHIBIT 10.10

       CONSULTING AGREEMENT WITH THE WORKSOURCE, INC. F/K/A MECCA CAPITAL
         VENTURES, INC. DATED JULY 1, 1999 AS AMENDED NOVEMBER 30, 1999

                              Consultant Agreement

Consultant Agreement, made as of July 1, 1999 between Mecca Capital Ventures, Inc. (the "Consultant"), and Complete Wellness Centers, Inc. (the
"Corporation").

Whereas, the Consultant is willing to provide its services to the Corporation for the period under the terms and conditions hereinafter provided and the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.   Engagement

     The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation in connection with the operation of the business and affairs of the Corporation, for the period commencing on the date hereof and ending on June 30, 2000. The period during which Consultant shall serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such. Either party shall be able to terminate engagement with 30 days written notice.

2.   Services

     2.1 The Consultant shall render to the Corporation the services described below, with respect to which the Consultant shall apply its best efforts and devote such time of its employees as shall be reasonably necessary to perform the duties hereunder and advance the interests of the Corporation. The Consultant shall report to the chief executive officer of the Corporation and to such persons, as the chief executive officer shall direct.

     2.2 The services to be rendered by the Consultant to the Corporation shall under no circumstances include the following:
          a. Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.




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           b.   Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

     2.3 The services to be rendered by the Consultant to the Corporation shall consist of the following:

     2.3.1 Financial Planning, Mergers and Acquisitions
           a. Develop an in-depth familiarization with the Corporation's financial issues and objectives and advise the Corporation on the options available for achieving its goals.
           b. Evaluate prospective, suitable merger or acquisition partners for the Corporation, perform appropriate due diligence investigations with respect thereto, advise the Corporation with respect to the desirability of pursuing such prospects, and assist the Corporation in any negotiations which may ensue therefrom.
           c. Advise the Corporation on its computerized accounting systems needs and implement changes as approved by Corporation.

     2.3.2 Financial Accounting and Reporting
           a. Review and comment upon the Corporation's annual and quarterly reports and other financial publications.
           b.   Assist with investor relations as needed.
           c. Assist with the annual shareholder's meeting and related dissemination of information through the proxy process.
           d.   Assist with internal and external financial reporting needs.

     2.3.3 Legal Administration
           a. Review, comment on and advise the Corporation as to responses to communications from shareholders and clients/affiliates.
           b. Assist the Corporation in improving its legal structure by monitoring compliance with contractual obligations and legal requirements.

3.   Compensation
     For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant's having entered into this agreement, the Corporation agrees to pay to Consultant cash of $7,500 on a bi-weekly basis, throughout the term of this agreement.

4.   Secrets
     Consultant agrees that any trade secrets or any other like information of value relating to the business of the Corporation or any of its affiliates, or of any corporation or other legal entity in which the Corporation or any of its affiliates has an ownership interest of more than twenty-five percent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices, volume of sales, promotional methods, list of names or classes of




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     customers, which he has heretofore acquired during his engagement by the
     Corporation or any of its affiliates or which he may hereafter acquire during the Engagement Period as the result of any disclosures to him, or in any other way, shall be regarded as held by the Consultant in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of the Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by him except in the regular course of business of the Corporation or its affiliates.

5.   Assignment
     This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall be between assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation.

6. Indemnification by Corporation. Each of the entities comprising the Corporation hereby jointly and severally indemnify the Consultant, its shareholders, officers, directors and employees (collectively, the "Indemnitees") against and agree to hold each of them ham1less from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against or involving any Indemnitee) and cost incurred or suffered by any Indemnitee arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Corporation pursuant to this Agreement.

7.   Survival of Certain Agreements
     The covenants and agreements set forth in Articles 4, 5 and 6 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

8.   Notices
     8.1 All notices or permission to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

     8.2 Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:




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                                    Complete Wellness Centers, Inc.
                                    1964 Howell Branch Road, Suite 202
                                    Winter Park, Florida32792

          8.3  Any notice to Consultant shall be addressed as follows:
                                    Ms. Rebecca R. Irish
                                    Mecca Capital Ventures, Inc.
                                    711 W. Harvard St.
                                    Orlando, Florida 32804

          8.4 Either party may change the address to which notice is to be addressed, by notice, as provided herein.

9.   Applicable Law
     This Agreement shall be interpreted and enforced in accordance with the laws of Orange County, Florida.

10.  Interpretation
     Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any
     Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

In Witness Whereof, the parties hereto have executed the above Agreement as of the day and year first written above.


COMPLETE WELLNESS CENTERS, INC.


By: /s/ Joseph J. Raymond, Jr.
-----------------------------------------------------------
Joseph J. Raymond, Jr., Chairman and Chief Executive Officer

MECCA CAPITAL VENTURES, INC.

By: /s/ Rebecca R. Irish
-----------------------------------------------------------
Rebecca R. Irish, President




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           AMENDMENT DATED NOVEMBER 30, 1999 BY ADDENDUM TO CONSULTANT
                          AGREEMENT DATED JULY 1, 1999
       BY AND BETWEEN COMPLETE WELLNESS CENTERS, INC. (THE "CORPORATION")
          AND THE WORKSOURCE, INC. , F/K/A MECCA CAPITAL VENTURES, INC.
                               (THE "CONSULTANT")

In consideration of the additional workload encountered to fulfill it obligations under the Consultant Agreement dated July 1, 1999 and in consideration of the additional efforts required to raise capital and/or debt funding for the Corporation, the Corporation agrees to pay $50,000 from the proceeds of any singular capital or debt funding that exceeds $750,000, not to exceed $50,000 during the engagement term of the Agreement.

The Corporation also acknowledges the change of corporate name from Mecca Capital Ventures, Inc. to The WorkSource, Inc. as of the undersigned date.

The Corporation also acknowledges the change of address for notice to the following:

            Ms. Rebecca R. Irish
            The WorkSource, Inc.
            1835 Edgewater Drive
            Orlando, Florida  32804
            (407) 999-0007

COMPLETE WELLNESS CENTERS, INC.

By: /s/ Joseph J. Raymond, Jr.
   --------------------------------------------------------
Joseph J. Raymond, Jr., Chairman and Chief Executive Officer

Date:       July 1, 1999
     ------------------------------------------------------

THE WORKSOURCE, INC.

By: /s/ Rebecca R. Irish
   --------------------------------------------------------
Rebecca R. Irish, President

Date:      July 1, 1999
     ------------------------------------------------------